Exhibit 10.6

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 25th day of March, 2003, by and between Hectór R. Alonso (the “Executive”) and IMPSAT Fiber Networks Inc., a Delaware corporation (the “Company”), and is intended to confirm the terms and conditions of the Executive’s employment with the Company. For the purposes of this Agreement, the term “Company” shall include all subsidiaries of the Company.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

     1.     Position and Duties.  During the Employment Period (as defined below), the Executive shall be employed as Executive Vice President – Corporate Services and Chief Financial Officer of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s title and position as the Chief Executive Officer of the Company may specify from time to time. The Executive, in carrying out his duties under this Agreement, shall report and be subject to the Chief Executive Officer. Subject to Section 4.6 hereof, during the Employment Period the Executive’s primary office shall be located in Buenos Aires, Argentina. Except as otherwise specifically provided herein, the Executive’s employment shall be subject to the employment policies of the Company in effect from time to time during the term of the Executive’s employment hereunder.

     2.     Performance.  During the Employment Period, and excluding any periods of vacation, holiday, personal leave and sick leave to which the Executive is entitled, the Executive shall devote the Executive’s full business time, attention and ability to the business and affairs of the Company and shall use the Executive’s reasonable best efforts to carry out the Executive’s responsibilities faithfully and efficiently in a professional manner. It shall not be considered a violation of the foregoing for the Executive to (a) serve on corporate or civic boards or on charitable boards or committees, (b) deliver lectures or fulfill speaking engagements or (c) manage his or his family’s personal investments, in each case so long as such activities do not substantially interfere with the performance of the Executive’s responsibilities to the Company and do not violate the Company’s rules and policies or present a material conflict of interest with the Company, but, with respect to the matters referred to in clauses (a) and (b) above, only with the prior written consent of the Board, which consent shall not be unreasonably withheld.

     3.     Term.  The Company shall employ the Executive for an initial term commencing on March 25, 2003 (the “Commencement Date”) and ending on the third anniversary thereof (the “Initial Term”). Upon the expiration of the Initial Term and of each Additional Term (as defined below), the Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions as those terms and conditions then currently in effect for the Executive, for an additional period of one year (each such additional one year period being an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional

Term, as the case may be, unless, at least ninety (90) days prior to the expiration of the Initial Term or such Additional Term, either the Company or the Executive gives written notice to the other of its intention not to extend the Employment Period (a “Non-Renewal Notice”). The entire period during which the Executive is employed by the Company pursuant to this Agreement is referred to herein as the “Employment Period.”

     4.     Compensation.

             4.1   Base Salary.  The Company shall pay the Executive a base salary at an annual rate (“Annual Base Salary”). For the Initial Term the Annual Base Salary shall be Three Hundred Ten Thousand Dollars (U.S.$310,000). The Annual Base Salary shall be payable according to the Company’s regular and customary payroll practices for salaried employees as such practices are determined from time to time by the Board, but in no event less frequently than monthly. Commencing in 2003, the Annual Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) yearly by no later than April 15 of each year and may be increased (but not decreased) by such amount as the Compensation Committee in its sole discretion shall determine.

             4.2   Annual Bonus.  The Executive is hereby granted a bonus of U.S.$75,000 in respect of his performance for the Company’s fiscal year ending December 31, 2002. With respect to each fiscal year of the Company commencing on or after March 1, 2003, the Executive shall be eligible to participate in the Impsat Fiber Networks, Inc. Executive Incentive Bonus Plan (the “Incentive Bonus Plan”). The Incentive Bonus Plan shall, with respect to any such fiscal year, provide that if the Company meets certain targets for such fiscal year, as set by the Compensation Committee, the Executive shall receive an annual bonus (the “Annual Bonus”). Each Annual Bonus shall equal 100% of the Executive’s Annual Base Salary, determined as of the date the targets for the fiscal year relating to such Annual Bonus are set by the Compensation Committee, subject to the right of the Compensation Committee, in its sole discretion, to pay a lesser such percentage (or to pay no Annual Bonus whatsoever). The targets for each such fiscal year will be determined by the Compensation Committee by no later than March 31 of such fiscal year. The Annual Bonus with respect to each such fiscal year will be payable no later than thirty (30) days following the receipt by the Board of Directors (the “Board”) of the Company’s audited financial statements for such fiscal year.

             4.3   Employee Benefits.  The Company shall maintain one or more employee benefits plans, including any such plans required under applicable law to be maintained, for its senior executives relating to medical, dental and life insurance, disability and retirement and the Executive shall be entitled to benefits under all components of such plans, which plans shall be approved by the Compensation Committee.

             4.4   Stock Options.  On the Commencement Date (or, if later, the date on which the fair market value of the Company’s common stock is determined under the terms of the Impsat Fiber Networks, Inc. 2003 Stock Incentive Plan (the “2003 Long Term Incentive Plan”), and subject to the approval of the Compensation Committee, the Executive shall, pursuant to the terms of the 2003 Long Term Incentive Plan, be granted an option, which is not an incentive option under Section 422 of the Internal Revenue Code (the “Option”), for 154,350 shares of the Company’s common stock. The exercise price per share for each of the Option shares shall be U.S.$15.00 (or, if greater, the fair market value of the stock, as determined under the 2003 Long Term Incentive Plan, on the date of grant). The term of the Option will be eight years from the date of the Option’s grant. Subject to Section 6.6 hereof, the Option shall vest in four installments: One-quarter of the Option shares shall vest on the Commencement Date; one-quarter of the Option shares shall vest on the first anniversary of the Commencement Date; one-quarter of the Option shares shall vest on the second anniversary of the Commencement Date; and the final one-quarter of the Option shares shall vest on the third anniversary of the Commencement Date, but, in each case, only if the Executive is still employed with the Company on such respective date. The grant to the Executive of the Option shall be without prejudice to any other share options which may be granted to the Executive in the future under any plan adopted by the Company. The grant of the Option shall, in all events, be subject to the terms and conditions of the 2003 Long Term Incentive Plan, and shall be effectuated by a non-statutory stock option agreement between the Company and the Executive entered into pursuant to the 2003 Long Term Incentive Plan.

             4.5   IMPSAT Restricted Stock.  On the Commencement Date, the Executive shall be granted 25,000 shares of the Company’s common stock (the shares so granted to the Executive being the “Restricted Stock”). Subject to Section 6.6 hereof, the Restricted Stock shall vest one-quarter on the Commencement Date; one-quarter on the first anniversary of the Commencement Date; one-quarter on the second anniversary of the Commencement Date; and one-quarter on the third anniversary of the Commencement Date, but, in each case, only if the Executive is still employed with the Company on such respective date. The Restricted Stock shall, in all events, be subject to the terms and conditions of the 2003 Long Term Incentive Plan and shall be effectuated by a restricted stock agreement between the Company and the Executive entered into pursuant to the 2003 Long Term Incentive Plan.

             4.6   Relocation.  Subject to the Company having provided the Executive with at least six (6) months’ prior notice, the Company may require the Executive to reside outside of Argentina during the Executive’s employment with the Company (a “Foreign Relocation”). In the event of a Foreign Relocation, the Company shall at no cost to the Executive (including but not limited to any tax costs to the Executive resulting from imputed income) provide the Executive at the site of the Foreign Relocation with use of a house and use of an automobile which are in each case approximately equal to the house and automobile used by the Executive immediately prior to the Foreign Relation. In the case of a Foreign Relocation, the Company shall also fully compensate the Executive for any adverse tax consequences suffered by the Executive as a result of the Foreign Relocation.

             4.7   Method of Payments.  All sums due the Executive from the Company under Sections, 4.1, 4.2, 4.3, 4.6, 4.10 and 6.6 of this Agreement may be paid by the Company to the Executive either directly from the Company or indirectly from any subsidiary of the Company, in such proportions as the Company may from time to time determine in its sole discretion.

             4.8   Withholding.  All amounts payable to the Executive pursuant to this Agreement shall be paid subject to such reporting and withholding requirements, if any, as may be imposed by applicable law and applicable Company policy.

             4.9   Vacation Benefits.  The Executive shall be entitled to five weeks paid vacation time per calendar year.

             4.10   Reimbursement.  Subject to policies established from time to time by the Company, the Company shall reimburse the Executive for the reasonable expenses incurred by him in connection with the performance of his duties hereunder, including but not limited to, relocation expenses incurred pursuant to a Foreign Relocation, travel expenses and entertainment expenses, for which the Executive shall account to the Company in a manner sufficient to conform to applicable tax and accounting requirements.

     5.     Confidential Information.

             5.1   Nondisclosure.  The Executive acknowledges that, as part of the Executive’s employment with the Company and as a result of the Executive’s access to the Company’s Trade Secrets and Confidential Information (each as defined below), the Executive will occupy a position of trust and confidence with the Company. The Executive agrees to maintain strictly the confidentiality of all Trade Secrets and Confidential Information which the Executive may receive or to which the Executive may have access or become privy to during the Executive’s employment with the Company. If the Executive is unable to determine whether information is a Trade Secret or Confidential Information, the Executive shall treat such information as a Trade Secret and Confidential Information and such information shall be considered as a Trade Secret and Confidential Information. Without limitation on the foregoing, the Executive agrees that Executive shall not, except with the express prior written permission of the Board: (i) transfer or disclose any Trade Secrets or Confidential Information, directly or indirectly, to any third party except to another Company employee or independent Company contractor known by the Executive to be bound by a written confidentiality obligation with the Company precluding the disclosure of any such Trade Secrets or Confidential Information; or (ii) use any Trade Secrets or Confidential Information in any manner, except as contemplated under this Agreement for the purposes for which such Trade Secrets and/or Confidential Information may have been provided to the Executive by the Company; or (iii) take any other action with respect to the Trade Secrets or Confidential Information inconsistent with the confidential and proprietary nature of such Trade Secrets and/or Confidential Information.

     The restrictions contained herein shall extend (a) with respect to Trade Secrets, during the term of Executive’s employment with the Company and for so long thereafter as the pertinent ideas and information embodied therein remain secret and (b) with respect to Confidential Information, during the term of the Executive’s employment with the Company and for so long thereafter as the pertinent ideas and information embodied therein remain competitively sensitive.

             5.2   Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

             “Confidential Information” means and includes: (i) all business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information respecting the Company; (ii) all information and materials which are proprietary and confidential to a third party and which have been provided to the Company by such third party for the Company’s use; and (iii) all information derived from such Confidential Information. Confidential Information shall not include information and materials that are already, or otherwise become, known by or generally available to the public without restriction on disclosure, other than as a result of an act or omission by the Executive in breach of the provisions of this Agreement or any other applicable agreement between the Executive and the Company.

             ”Trade Secret” means and includes the whole or any portion or phase of any scientific or technical information, design (including, without limitation, screen design), process, formula, password, concept, data organization, reference manual, user manual, logic manual, system specifications, configuration manual, help text, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to competitors of the Company), and includes, without limitation, the specialized information and technology that the Company has developed or may develop or acquire.

             5.3   Proprietary Rights.  The Executive acknowledges that the Executive is being hired in part for the purpose of inventing, creating and maintaining confidential and/or proprietary materials for the Company. The Executive agrees that all such materials which the Executive develops or conceives and/or documents during the Executive’s employment with the Company, including, without limitation, all designs, discoveries and inventions, shall be owned solely and exclusively by the Company and the Company shall be the owner thereof owner for all purposes, including, but not limited to, for the purposes of distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or which may hereafter be devised, throughout the universe in perpetuity. The Executive agrees that in furtherance of the foregoing, the Executive shall disclose, deliver and assign to the Company all such designs, discoveries and inventions and shall execute all such documents, including patent and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof. The Executive reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to the Executive for the materials and the contributions the Executive will make to the development of any such information or materials. The Executive agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and will at the request of the Company execute any instrument or documents in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information and materials.

     6.     Termination.

             6.1   Termination Upon Death or Disability.  This Agreement shall automatically terminate upon the death or Disability of the Executive. For purposes of this Agreement, “Disability” shall mean the inability, due to medical reasons (other than a medical reason arising out of, or relating to, alcoholism or illegal drug abuse), of the Executive to fulfill his duties as Executive Vice President – Corporate Services and Chief Financial Officer of the Company on a full-time basis for a period of either (a) 180 consecutive days or (b) 210 days in any 12-month period. Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician who is mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint a qualified physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for purposes of this Agreement. The Executive’s compensation during any period of disability of the Executive prior to any Disability of the Executive shall be the amounts normally payable to him in accordance with his then current Annual Base Salary, reduced by the amounts of disability pay, if any, paid to the Executive under any Company disability program.

             6.2   Termination by Company for Cause.  The Company shall have the right to terminate the Executive’s employment under this Agreement for “Cause,” which shall be: (a) the Executive’s grossly negligent conduct or willful misconduct in connection with the execution of his duties hereunder that causes material and demonstrable injury to the Company or the Company’s reputation, continuing thirty (30) days after written notice by the Chairman of the Board to the Executive of the need to cure; (b) the Executive’s willful failure or refusal to perform in any material respect the Executive’s duties hereunder, provided the nonperformance continues uncorrected for a period of thirty (30) days after written notice thereof by the Chairman of the Board to the Executive; (c) the breach by the Executive of any material term or condition of this Agreement (including, but not limited to, the provisions of Sections 5.1, 5.3 and 6.7.2, which, in all events, shall be deemed to be material terms and conditions of this Agreement); (d) the Executive’s willful dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of the Company which, in each case, adversely affects the operations, prospects or reputation of the Company; or (e) the Executive’s conviction of a felony or other crime involving moral turpitude. Any determination of “Cause,” and of the Executive’s cure of the matters referred to in clauses (a) and (b) above shall be determined by the Compensation Committee.

             6.3   Termination by Company without Cause.  The Company may, without Cause, terminate the Executive’s employment under this Agreement, effective thirty (30) days after written notice is provided to the Executive.

             6.4   Termination by Executive for Good Reason.  The Executive may terminate his employment under this Agreement for “Good Reason,” which shall be the continuance of any of the following after thirty (30) days prior written notice by the Executive to the Company specifying the basis for such Executive’s having Good Reason to terminate this Agreement: (a) a material adverse change in the Executive’s status, title, position or responsibilities; (b) a material breach of this Agreement by the Company, including the failure to pay the Executive on a timely basis the amounts to which he is entitled under this Agreement; (c) a Change of Control (as defined below) of the Company; or (d) failure by the Compensation Committee to approve the Option, or approval by the Compensation Committee of the Option at an exercise price greater than U.S.$15.00 per share, provided, however, that the Executive shall not be entitled to give notice of such failure under this Section 6.4(d) until at least 30 days after the Commencement Date.

                For the purposes of this Agreement: (a) “Change of Control” means, and shall be deemed to have occurred, if (i) (x) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Existing Stockholder or its Affiliates, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 30% of the total voting power of the Voting Stock of the Company on a fully-diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully-diluted basis, than is held in the aggregate by the Existing Stockholders or the Affiliates on such date, and (y) in connection with such acquisition of Voting Stock, the Chief Executive Officer of the Company exercises his right to terminate his employment agreement with the Company pursuant to the change of control provisions set forth in such employment agreement; or (ii) individuals who on the effectiveness of the Plan constitute the Board (together with any new directors whose election by the Board or whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the members of the Board then in office who either were members of the Board on the effectiveness of the Plan or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office; and (b) “Existing Stockholders” means each holder of the common stock of the Company (“Common Stock”), or of securities of the Company convertible into or exchangeable for, Common Stock, in each case, representing five percent (5%) or more of the Company’s total Common Stock on a fully-diluted basis as of the date of the effectiveness of the Plan; (c) “Voting Stock” means capital stock of the Company of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the Board; and (d) “Plan” means the Plan of Reorganization of the Company filed on September 4, 2002 (as amended and supplemented) with the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in the Company’s proceeding under Chapter 11 of the U.S. Bankruptcy Code (Case No. 02-12882 (REG)), which Plan was confirmed by the Bankruptcy Court on December 11, 2002.

             6.5   Termination By Executive without Good Reason.  The Executive may, without Good Reason, terminate the Executive’s employment under this Agreement, effective thirty (30) days after written notice is provided to the Company.

             6.6   Termination Compensation.

                      6.6.1   Subject to Section 6.6.4, upon:

                                 (a)   (i) non-renewal of this Agreement by the Company pursuant to a Non-Renewal Notice; (ii) any termination of this Agreement upon the death or Disability of the Executive; (iii) termination by the Company of the Executive’s employment under this Agreement without Cause; or (iv) termination by the Executive of the Executive’s employment under this Agreement for Good Reason resulting from any of the events described in Sections 6.4(a)-(c), then (A) the Executive or the Executive’s estate or legal representative, as applicable, shall be entitled to receive from the Company (1) in the case of any such termination prior to the end of the Initial Term (which shall not include any non-renewal of this Agreement by the Company pursuant to a Non-Renewal Notice), a lump sum payment equal to the sum of (x) the amount to which the Executive would be entitled in respect of his Annual Base Salary for the remainder of the Initial Term plus a bonus equal to fifty percent (50%) of such amount in respect of his Annual Base Salary during the remainder of the Initial Term and (y) one hundred percent (100%) of his then current Annual Base Salary, (2) in the case of any such termination after the end of the Initial Term (including in the case of a non-renewal of this Agreement by the Company pursuant to a Non-Renewal Notice), a lump sum payment equal to one hundred percent (100%) of the Executive’s then current Annual Base Salary, and (3) in each of (1) and (2) above, any other benefits described in Section 4.3 (other than retirement benefits) to which the Executive would have been entitled, under applicable law or the terms of the Company’s benefit plans as in effect at the time of such termination, had the Executive been continued to have been employed at the Company for one year following the date of termination; provided, however, that in the event that the Company for legal reasons cannot continue to provide the Executive with continued coverage under any one or more of the Company’s plans (or under any one or more of the components of such plan or plans) regarding such other benefits, the Company may provide the Executive with cash in a lump sum amount that is sufficient to enable the Executive to receive, on an after-tax basis, and after taking into account the tax treatment to the Executive of the benefits which would have been so provided under such plan or plans, the same benefits from third party providers (such benefits and/or lump sum payment being the “Other Benefits”), and (B) any unvested portion of the Option and the

Restricted Stock shall automatically and fully vest (including in the case of a non-renewal of this Agreement by the Company pursuant to a Non-Renewal Notice); or

                                 (b)   termination by the Executive of the Executive’s employment under this Agreement for Good Reason resulting from any of the events described in Section 6.4(d), then (i) the Executive or the Executive’s estate or legal representative, as applicable, shall be entitled to receive from the Company (A) a lump sum payment equal to the sum of (1) the amount to which the Executive would be entitled in respect of his Annual Base Salary for the remainder of the Initial Term plus a bonus equal to fifty percent (50%) of such amount in respect of his Annual Base Salary during the remainder of the Initial Term and (2) five hundred percent (500%) of his then current Annual Base Salary; and (B) the Other Benefits (as defined in Section 6.6.1(a)), and (ii) any unvested portion of the Option and Restricted Stock shall automatically and fully vest.

                      6.6.2   If the Executive’s employment under this Agreement is terminated by the Company for Cause or if the Executive terminated his employment under this Agreement other than for Good Reason or pursuant to a Non-Renewal Notice from the Executive, the Company shall pay the Executive his earned but unpaid then current Annual Base Salary through the date of termination of the Executive’s employment, and the Company shall have no further obligations under this Agreement.

                      6.6.3   Upon any (a) non-renewal of this Agreement by the Company pursuant to a Non-Renewal Notice or (b) termination of this Agreement upon the Disability of the Executive, by the Company Without Cause or by the Executive for Good Reason, the Executive shall be under no duty to mitigate the amount of any payments and benefits due to the Executive under Section 6.6.1 hereof, as applicable, and such payments and benefits shall not be offset by an amounts the Executive may earn or any benefits the Executive may receive in other employment or otherwise.

                      6.6.4   Notwithstanding anything to the contrary set forth in Section 6.6.1, the Executive shall be entitled to all amounts required by applicable law to be paid to the Executive upon termination of employment for any reason whatsoever, and all amounts so payable shall be deducted from the amounts owing to the Executive pursuant to Section 6.6.1, with the result that the Executive shall receive on an aggregate basis the greater of (i) the amounts set forth in Section 6.6.1 and (ii) the amounts payable pursuant to applicable law.

             6.7   Termination of Employment; Other Employment.

                      6.7.1   Termination of Employment.  At such time, if ever, as the Executive’s employment with the Company is terminated, the Executive shall return to the Company all records, materials and other physical objects relating to the Executive’s employment with the Company, including, without limitation, all security cards and access keys and all materials relating to, containing or derived from any Trade Secrets (as defined below) or Confidential Information (as defined below).

                      6.7.2   Noncompetition.

                                 (a)   Without limiting the Executive’s obligations to the Company pursuant to Sections 1 and 2 hereof, and only to the extent consistent with the provisions of such Sections, the Executive hereby covenants and agrees that during the period of the Executive’s employment with the Company the Executive will not, directly or indirectly, or as a partner, shareholder, lender, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render or otherwise engage (i) in any business activities which are the same or similar to any of the business activities of the Company, or (ii) in any consulting or advising regarding any activities of the Company or about any aspect of any existing or contemplated agreement with the Company for any person or entity that is, or has been at any time in the prior twelve (12) months, a customer of the Company or a person or entity which has contacted, or been contacted by, the Company regarding any potential services which the Company might provide such person or entity. Subject to the Executive’s obligations to the Company pursuant to Sections 1 and 2 hereof, and only to the extent consistent with the provisions of such Sections, the foregoing limitations shall not be deemed to prohibit the Executive from acquiring as a passive investment not more than five percent (5%) of the capital stock of a competing business, which stock is traded on a national securities exchange or the over-the-counter market.

                                 (b)   The Executive hereby covenants and agrees that during the period of Executive’s employment with the Company the Executive will not, directly or indirectly, or as a partner, shareholder, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, solicit, by way of offering an employment or consulting opportunity or otherwise, employees of the Company.

                                 (c)   The Executive hereby covenants and agrees that during the period of Executive’s employment with the Company and, in the case of termination of such employment by the Company for Cause, termination of such employment by the Executive other than for Good Reason or any other case of termination pursuant to which the Company is paying to the Executive the termination compensation (or other amounts) set forth in Section 6.6.1, for one (1) year after the termination of such employment, the Executive will not, directly or indirectly, or as a partner, shareholder, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise: (i) solicit any customer of the Company; (ii) be employed by, or render consulting or advisory services to, any corporation, partnership or other entity if the Executive’s knowledge or expertise during the course of such employment or consulting or advisory services would be used to solicit customers of the Company; (iii) directly or indirectly attempt to induce any vendor, customer or supplier of or to the Company to terminate such person’s relationship with the Company; or (iv) hire, induce or seek to induce any employee of the Company or any of the Company’s subsidiaries to leave such employment; provided, however, the restrictions in this clause (iv) shall not apply to such hiring or inducement of any employee if the employee’s employment with the Company has been terminated by the Company prior to such hiring or inducement.

             6.7.3   Continuing Obligations.  Except as otherwise indicated, the obligations of this Agreement shall continue notwithstanding the termination of Executive’s employment.

     7.     Indemnification.

             7.1   Proceedings.  The Company agrees that if, during or after the Employment Period, the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent or in any other capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

             7.2   Amounts Claimed.  Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 7.1 hereof that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

             7.3   Directors’ and Officers’ Policy.  The Company agrees to maintain at all times during the Employment Period directors’ and officers’ liability insurance policy covering the Executive.

     8.     General Provisions.

             8.1   Remedies.  The Executive acknowledges and agrees that the services provided by the Executive pursuant to this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, the Executive hereby consents and agrees that for any material breach or violation by the Executive of any of the provisions of this Agreement, a restraining order and/or injunction may be issued against the Executive, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

             8.2   Counterparts.        This Agreement may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

             8.3   Assignment.  This Agreement may not be assigned by the Company. This Agreement may not be assigned by the Executive; provided, however, that the Executive may assign this Agreement to a corporation of which the Executive is the sole beneficial owner so long as such corporation causes the Executive to perform the services and comply with the obligations set forth herein to the Company.

             8.4   Beneficiaries.  As used in this Agreement, all references to the Company shall also be construed to refer to its and their subsidiaries, affiliates, and controlling parties, unless the context otherwise requires. This Agreement shall inure to the benefit of the Company, its and their subsidiaries, affiliates, and controlling parties, and its and their successors and assigns.

             8.5   Severability.  It is the intention of the parties that the provisions herein shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision or provisions hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable. In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof.

             8.6   Enforcement Actions.  The Executive acknowledges that in any action by the Company to enforce the provisions of this Agreement, claims asserted by the Executive against the Company arising out of the Executive’s employment with the Company or otherwise shall not constitute a defense to enforcement of the Executive’s obligations hereunder.

             8.7   Acknowledgment.  THE EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, THE EXECUTIVE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS THE EXECUTIVE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. THE EXECUTIVE ALSO ACKNOWLEDGES THAT THE EXECUTIVE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF THE EXECUTIVE’S CHOOSING AND THAT THE COMPANY GAVE THE EXECUTIVE A REASONABLE PERIOD OF TIME TO DO SO IF THE EXECUTIVE SO DESIRED.

             8.8   Notice.  Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereunder entitled, or (b) by the mailing of the notice by certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to the Company:	IMPSAT Fiber Networks, Inc. Elvira Rawson de Dellapiane 150, Piso 8 C1107BCA Buenos Aires, Argentina Attention: Chairman of the Board

If to the Executive:	Hector R. Alonso IMSAT Fiber Networks, Inc. Elvira Rawson de Dellapiane 150, Piso 8 C1107BCA Buenos Aires, Argentina

The notice shall be deemed to be received in case (a) on the date of its actual receipt by the party entitled thereto and in case (b), on the third day of its mailing.

             8.9   Amendment and Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the parties hereto. No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

             8.10   Governing Law.  The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the internal laws of Delaware without regard for any provisions thereof as to conflict of laws. The parties hereto submit to the exclusive jurisdiction of the federal and state courts located in Delaware in connection with any suit, action or proceeding arising out of or based on this Agreement.

             8.11   Entire Agreement.  This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or referred to in this Agreement.

             8.12   Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, as the case may be, including any company or corporation with which the Company, as the case may be, may merge or consolidate or to which it may transfer all or substantially all of its assets, and shall be binding upon the Executive and inure to his benefit and the benefit of his estate, heirs, personal representatives and beneficiaries.

             8.13   Headings.  Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

IMPSAT FIBER NETWORKS, INC.

By: Name: Guillermo V. Pardo Title: Senior Vice President & Secretary

By: Héctor R. Alonso